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[COOPERS & LYBRAND LETTERHEAD]

                                                                      EXHIBIT 23


                      CONSENT OF COOPERS & LYBRAND L.L.P.



Ford Holdings, Inc.
The American Road
Dearborn, Michigan  48121


We consent to the incorporation by reference in the registration statements of Ford Holdings, Inc. on Form S-3 (No. 33-48743, 33-60232, 33-50419, 33-56335
and 33-56747) and of Ford Holdings, Inc. and Ford Motor Company on Form S-3 (No. 33-32641, 33-55474 and 33-55171) of our report dated January 27, 1995 on our audits of the consolidated financial statements and financial statement schedule of Ford Holdings, Inc. and Subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which report is included in this Annual Report on Form 10-K.



/S/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.
Detroit, Michigan
March 17, 1995